STRICTLY CONFIDENTIAL

April 17, 2002


Tier Technologies Inc.
30 Rowes Wharf
Suite 530
Boston, MA 02110

Attention: James Bildner

Ladies and Gentlemen:

     In connection with your consideration of a possible transaction involving Official Payments Corporation (the "Company") you have requested information concerning the Company. As a condition to your being furnished with such information, you agree to treat any information concerning the Company which is furnished to you by or on behalf of the Company, whether furnished before or after the date of this letter and regardless of the manner in which it is furnished, together with analyses, compilations, studies or other documents or records prepared by you or any of your directors, officers, employees, affiliates, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of your advisors) (collectively, "Representatives") to the extent that such analyses, compilations, studies, documents or records contain or otherwise reflect or are generated from such information (hereinafter collectively referred to as the "Evaluation Material"), in accordance with the provisions of this agreement. The term "Evaluation Material" does not include information which (i) was or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was or becomes available to you on a non-confidential basis from a source other than the Company or its advisors provided that such source is not known to you to be bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or (iii) was within your possession prior to its being furnished to you by or on behalf of the Company, as evidenced by your prior internal documentation, provided that the source of such information was not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation. Any combination of information shall not be deemed to be within the foregoing exceptions because individual features of the information are in the public domain.

     You hereby agree that the Evaluation Material will be used solely for the purpose of evaluating a possible transaction between the Company and you, and not used for any commercial purpose, and that such Evaluation Material will be kept confidential by you and your Representatives and will not be disclosed to any third parties; provided, however, that (a) such Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating any such possible transaction between the Company and you (it being understood that such Representatives shall have been informed by you of the confidential and proprietary nature of the Evaluation Material, advised of this agreement and shall have agreed to be bound by the provisions hereof), and (b) any disclosure of such Evaluation Material may be made to which the Company consents in writing prior to disclosure. In any event, you shall be responsible for any breach of this agreement by any of your Representatives and you agree, at your sole expense, to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or use of the

Evaluation Material. You further agree that the Evaluation Material that is in written form shall not be copied or reproduced at any time without the prior written consent of the Company, except for distribution to your Representatives in accordance with and subject to the provisions of this agreement.

     In addition, without the prior written consent of the Company, you will not, and will direct your Representatives not to, disclose to any person (i) the existence of this agreement and that the Evaluation Material has been made available to you or your Representatives, (ii) that discussions or negotiations are taking place concerning a possible transaction between the Company and you or (iii) any terms, conditions or other facts with respect to any such possible transaction, including the status thereof.

     In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Evaluation Material, it is agreed that you will provide the Company with prompt notice of any such request or requirement (written if practical) so that the Company may seek an appropriate protective order or waive your compliance with the provisions of this agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, you are, after consultation with the Company and after providing the Company with written opinion of legal counsel to that effect, legally compelled to disclose Evaluation Material, you may disclose only that portion of the Evaluation Material which you are legally compelled to disclose and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Evaluation Material which is being disclosed. In any event, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

     You agree not to, and will cause your Representatives not to, initiate or maintain contact (except for those contacts made in the ordinary course of business) in connection with a potential transaction between you and the Company with any officer, director or employee of the Company or any other third party with whom the Company has a business relationship (including customers or suppliers) regarding the Company's business, operations, prospects or finances, except with the express written permission of the Company. For a period of three
(3) years following the date hereof, you will not, directly or indirectly, solicit for employment any officer, director or senior level employee of the Company or any of its subsidiaries except that you shall not be precluded from hiring any such employee who has been terminated by the Company or its subsidiaries prior to commencement of employment discussions between you and such employee or who has come to you of their own initiative or in response to a general advertisement of employment opportunities by you. All (i) communications regarding this transaction, (ii) requests for additional information, (iii) requests for facility tours or management meetings, and (iv) discussions or questions regarding procedures, should be submitted only to persons at the Company specifically identified to you for this purpose.

     In consideration of your being furnished the Evaluation Materials and in view of the fact that the Evaluation Materials consist and will consist of confidential, non-public and proprietary information, you agree that for a period of three (3) years from the date of this agreement, that, without the prior written consent of the Company, neither you nor any of your affiliates will, directly or indirectly, alone or in concert with others: (i) purchase, offer or agree to purchase, or announce an intention to purchase any securities or assets of the Company or any subsidiary or rights or options to acquire the same; (ii) make, or in any way participate in any "solicitation" of "proxies" to vote or "consents" (as such terms are used in the rules and regulations of the Securities and Exchange Commission), or seek to advise or influence any person with respect to the voting of any voting securities of the Company; (iii) initiate or support any stockholder proposal with respect to the Company; (iv) make any public statements and/or announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities, assets or business or any subsidiary or division thereof, or of any successor thereto or any controlling person thereof; (v) seek or propose to influence or control the Company's management, board of directors, policies or affairs; (vi) disclose any intention, plan or arrangement inconsistent with the foregoing; (vii) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") in connection with any of the foregoing, (viii) take any action that, in the sole judgement of the Company, may require the Company to make a public announcement concerning any of the foregoing, or (ix) encourage any of the foregoing.

     You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company. You agree that neither the Company nor any of its respective affiliates or representatives shall have any liability to you or any of your Representatives by virtue of this agreement. It is understood that the scope of any representations and warranties to be given by the Company will be negotiated along with other terms and conditions in arriving at a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point.

     All Evaluation Material disclosed by the Company shall be and shall remain the property of the Company. In the event that the parties do not proceed with the transaction that is the subject of this letter within a reasonable time or within five days after being so requested by the Company, you shall return or destroy all documents thereof furnished to you by the Company. You will also return to Company or destroy all written material, memoranda, notes, copies, excerpts and other writings or recordings whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be verified by you in writing by one of your duly authorized officers.

     You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, to terminate discussions and negotiations with you or your Representatives at any time, to hold discussions and negotiations with one or more other parties regarding a potential transaction involving the Company, and to conduct any process for a transaction involving the Company as it may determine.

     It is understood and agreed that money damages would not be a sufficient remedy for any breach of this agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and you further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines in a final, non-appealable order that you or your Representatives have breached this agreement, then you shall reimburse the Company for its reasonable legal fees and expenses incurred in connection with such litigation, including any appeals therefrom.

     This agreement shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. You agree, on behalf of yourself and your Representatives, to submit to the jurisdiction of any court of competent jurisdiction located in the state of New York, County of New York to resolve any dispute relating to this agreement and waive any right to move to dismiss or transfer any such action brought in any such court on the basis of any objection to personal jurisdiction or venue.

     Your obligations under this agreement shall expire three (3) years from the date hereof, except as otherwise explicitly stated above.

     This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,

OFFICIAL PAYMENTS CORPORATION


By:      /s/ Thomas R. Evans
         --------------------------------------------
         Thomas R. Evans
         Chairman and Chief Executive Officer


Accepted and agreed as of the date first written above:

TIER TECHNOLOGIES INC.


By:      /s/ Jim Bildner
         --------------------------------------------
         Name: Jim Bildner
         Title: its CEO